Contact:      Fred R. Sullivan
                                                            Cornelius F. Griffin
                                                            212-751-1445

                RICHTON ANNOUNCES EXCHANGE RATIO FOR DEERE STOCK
                ------------------------------------------------

      NEW YORK, N.Y., October 1, 2001 - The Exchange Ratio for Richton International Corporation (AMEX: "RHT") anticipated merger transaction with Deere & Company (NYSE:"DE") has been fixed at .9697. Thus, .9697 of a share of Deere common stock will be issued for each share of Richton common stock for which an election to receive Deere common stock has been made. The Exchange Ratio was based on the average closing sales price per share of DE common stock for the ten (10) trading days from September 17, 2001 through September 28, 2001, pursuant to the terms of the Merger Agreement dated May 29, 2001.

      The Merger Agreement is subject to shareholder approval, which meeting has been scheduled for 10:00 a.m. on Tuesday, October 2, 2001.

      RHT is a diversified service company with three companies in two businesses. Century Supply Corporation, is a wholesale distributor of irrigation products and systems. CBE Technologies Inc. and Creative Business Concepts are both value-added resellers of computer and systems integration products and providers of networking and consulting services.

      DE and RHT have filed a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ON THE PROPOSED TRANSACTION. Investors can obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by DE or RHT with respect to the proposed transaction may be obtained free of charge by RHT stockholders by contacting Richton International Corporation, 767 Fifth Avenue, New York, New York 10153,
      Attention: Cornelius F. Griffin (tel.: 212-751-1445). INVESTORS SHOULD READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.